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                                                                     Exhibit 8.3

                            Stinson, Mag & Fizzell

                          A Professional Corporation

                              1201 Walnut Street
                       Kansas City, Missouri 64106-2150
                            Telephone 816.842.8600
                            Facsimile 816.691.3495

                               Mailing Address:
                                P.O. Box 419251
                       Kansas City, Missouri 64141-6251


                                John A. Granda
                          Direct Dial: (816) 691-3188

                               January 22, 1999




King & Spalding
191 Peachtree Street
Atlanta, Georgia 30303

Ladies and Gentlemen:

        You have asked us to reaffirm our opinion letter, dated May 26, 1998 and addressed to you, concerning certain perogatives of the Board of Directors of Sprint Corporation, a Kansas corporation (the "Initial Opinion"). All capitalized terms used in this letter, but not defined herein, shall have the meanings ascribed to them in the Initial Opinion.

        On the basis, and subject to the assumptions, limitations and qualifications included in the Initial Opinion, which are incorporated herein by this reference to the same extent as though made on the date hereof and set forth in full herein, we hereby reaffirm, as of the date hereof, the opinions given in the Initial Opinion. We further assume that the documents and agreements which we examined and which are referred to in the second paragraph of the Initial Opinion have not been amended, modified, terminated or supplemented since the date of the Initial Opinion, other than the amendment to
Section 3.1 of the Amended and Restated Articles of Incorporation of Sprint proposed by us. The Initial Opinion shall remain unaffected and unchanged by this letter and nothing in this letter shall supplement, amend, replace, or otherwise modify the opinions rendered in the Initial Opinion.

        This letter is solely for your benefit, and the benefit of the Company and its stockholders, in connection with the opinion you are filing with the Securities and Exchange Commission in conjunction with a registration statement under the Securities Act of 1933, as amended, on behalf of the Company. This letter may neither be used, circulated, quoted or otherwise referred to for any other purposes, nor filed with any governmental agency (other than the Securities and Exchange Commission ("SEC") in connection with any registration statement filed by or on behalf of the Company) or other person without our prior written consent. Other than King & Spalding, the SEC and the Company and its stockholders, no one is entitled to rely

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King & Spalding
January 22, 1999
Page 2


on this letter. The reaffirmation in this letter is as of the date hereof, and nothing herein shall be deemed to extend the date of this reaffirmation or to be an expression of our reaffirmation as of any date subsequent to the date of this letter.



                                Very truly yours,


                                STINSON, MAG & FIZZELL, P.C.


                                By:  /s/ John A. Granda
                                     John A. Granda


cc:  Michael T. Hyde
     Craig L. Evans